UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 6, 2011

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

(Exact name of registrant as specified in charter)

Nevada	000-26309	98-0200471
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4235 Commerce Street, Little River, South Carolina		29566
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:  (843) 390-2500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement

On December 6, 2011, I.E.T., Inc., the wholly-owned subsidiary of Integrated Environmental Technologies, Ltd. (collectively referred to herein as the “Company”), and TrueLogix, LLC (“TrueLogix”) entered into a Sales Management Services Agreement (the “Agreement”), whereby the Company engaged TrueLogix to perform certain duties associated with the sale of the Company’s Ecaflo® Anolyte and Ecaflo®  Catholyte solutions (collectively referred to herein as the “Solutions”).  The initial term of the Agreement is for a three year period commencing on the date of the Agreement. The Agreement automatically renews for additional terms of one year unless terminated by either party upon the delivery of written notice to the other party no later than ninety (90) days prior to the end of the applicable term.  In addition, the Company may terminate the Agreement upon thirty (30) days prior written notice to TrueLogix in the event the Independent Sales Representatives, in the aggregate, fail to sell the Solutions at pre-determined levels for two (2) consecutive quarters and for certain other events affecting TrueLogix.

Pursuant to the Agreement, TrueLogix is required to: (a) identify and assist in the contracting of independent sales representatives to sell the Solutions (the “Independent Sales Representatives”); (b) manage and serve as the principal point of contact for Independent Sales Representatives, including organizing and attending regional and national sales meetings for Independent Sales Representatives; (c) train, support and coordinate sales activities of the Independent Sales Representatives; (d) act as contact point for all customers of the Company for business generated by the Independent Sales Representatives; (e) assist the Company in gathering customer, competitive and commercial data from the marketplace; (f) assist the Company in determining the appropriate sales pricing methodologies and the content of the collateral sales materials and other supporting documentation; (g) provide monthly sales reports and forecasts related to Solution sales; and (h) perform any other activities requested by the Company that are reasonably associated with the duties of managing the Independent Sales Representatives.  During the term of the Agreement and for a period of one year following the termination of the Agreement, TrueLogix and its affiliates and employees are prohibited from providing sales management services to any party for any hypochlorous acid based antimicrobial, disinfectant and/or cleaners, unless otherwise specifically allowed by the Agreement.

The Company is required to pay TrueLogix a monthly service fee that is contingent upon the amount of commissionable sales generated during a given month, as defined in the Agreement.  In addition, the Company issued warrants to purchase an aggregate of 2,000,000 shares of the Company’s common stock to TrueLogix and certain of its principals.  The shares of common stock underlying warrants vest, in aggregate, as follows:  600,000 shares will vest on the last day of each month for a twelve (12) month period commencing January 31, 2012; 600,000 shares will vest upon the Company receiving at least $7,000,000 of cumulative net sales of Solutions generated by the Independent Sales Representatives; and 800,000 shares will vest upon the Company receiving at least $12,000,000 of cumulative net sales of Solutions.  Depending upon the performance of TrueLogix under the Agreement, additional warrants may be issued to the employees and principals of TrueLogix at the discretion of the Company.

The warrants each have a three (3) year term and are exercisable at $0.20 per share.  In the event a principal of TrueLogix ceases to maintain his principal role, his warrant will cease vesting.  In addition, in the event TrueLogix fails to comply with the Agreement, and as a result the Agreement is terminated, all of the warrants will cease vesting.    The warrants also contain other standard provisions.

The Company issued a press release related to the engagement of TrueLogix, a copy of which is attached hereto as Exhibit 99.1.

Section 3 – Securities and Trading Markets

Item 3.02.	Unregistered Sales of Equity Securities.

In connection with warrants issued pursuant to the Agreement described under Item 1.01 above, the Company relied on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act of 1933, as amended.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits:

Exhibit No.	Description
10.1	Sales Management Services Agreement, dated as of December 6, 2011, by and between I.E.T., Inc. and TrueLogix, LLC.*
99.1	Press Release Re: Integrated Environmental Technologies, Ltd. Announces New Strategic Initiatives.

*	Information has been omitted from this exhibit and is subject to a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED ENVIRONMENTAL TECHNOLOGIES. LTD.
(Registrant)

By:	/s/ David R. LaVance
David R. LaVance
President and Chief Executive Officer

Date:  December 12, 2011

EXHIBIT INDEX

Exhibit No.	Description
10.1	Sales Management Services Agreement, dated as of December 6, 2011, by and between I.E.T., Inc. and TrueLogix, LLC. *
99.1	Press Release Re: Integrated Environmental Technologies, Ltd. Announces New Strategic Initiatives.

*	Information has been omitted from this exhibit and is subject to a request for confidential treatment.